Exhibit 99.7

                        Charter and Operating Guidelines

                       Governance and Nominating Committee
                            The ServiceMaster Company
             (as adopted by the Board of Directors on July 19, 2002)

The Board of Directors of the Company (the "Board") has developed and approved this Charter and Operating Guidelines to set forth a clear mission of the Governance and Nominating Committee (the "Committee"). Through it, the Board has sought to establish practices and policies for the Committee.

The primary functions of the Committee are to recommend to the Board persons to serve as members of the Board; to assist the Chairman of the Board in evaluating the performance of the Board; and to review and make recommendations to the Board on corporate governance and similar matters relevant to the Company.

The authority, responsibilities and membership of the Committee are set forth in the Bylaws of the Company. It is the intent of this Charter and Operating Guidelines to clarify the relationship of the Committee to the Board and management.


Composition

The members of the Committee are appointed as provided in the Bylaws. The Committee shall be made up of at least three members of the Board who are neither current nor former members of management of the Company. The Committee shall be chaired by the person designated as the Chairman of the Committee.


Meetings

The Committee will meet at least three times annually, or more frequently as circumstances may warrant. Generally, and as appropriate, the Committee will meet with and receive reports from the Company's Chairman and Chief Executive Officer, President and Chief Operating Officer and General Counsel and other members of management. The Committee may hold executive sessions to discuss any matters that the Committee believes should be discussed privately.


Authority and Responsibilities

The Board delegates certain responsibilities and duties to the Committee to assist the Board in fulfilling its oversight responsibilities. The Committee shall have the authority to:

     1. review the qualifications of, and recommend to the Board, (i) persons to be nominated by the Board for election to the Board by stockholders at each annual meeting of stockholders and (ii) the persons to be elected to any vacancy on the Board which shall occur for any reason;


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     2.   in connection with its recommendations on director nominees, accept nomination of candidates to fill the Board from the stockholders of the Company if such nominations are submitted within the time limits and in the manner prescribed in the Bylaws;

     3. after initiation by the Chairman of the Board, recommend appointments to committees of the Board;

     4. periodically review the size, composition and organization of the Board and its committees and recommend policies, changes or other action it deems advisable, including recommendations to the Board, when appropriate or necessary, regarding retirement age, resignation or removal of a director, stock ownership guidelines, independence requirements, frequency of Board meetings and terms of directors;

     5. develop and recommend to the Board guidelines and criteria to determine the qualifications to serve and continue to serve as a director;

     6. recommend to the Board a methodology for evaluating the performance of the Board and of members of the Board who are not employees of the Company;

     7. review transactions or arrangements (financial or otherwise) between the Company and one or more directors or corporate officers, other than compensation decisions, and make recommendations to the Board with respect thereto in accordance with the Company's Commitment Authority Policy;

     8. review other corporate governance and similar matters relevant to the Company, including, without limitation, the Statement on Scope and Organization of the Board of Directors of The ServiceMaster Company, this Charter and Operating Guidelines and affiliations of all directors, and recommend policies, changes or other action it deems advisable;

     9.   determine through its Chairman the agenda of its meetings; and

     10. exercise such other authority which shall be delegated to the Committee by the Board, including pursuant to the Company's Commitment Authority Policy, or which the Committee shall deem reasonably related to any authority delegated to the Committee in or pursuant to the Bylaws.

In addition, the Chairman of the Governance and Nominating Committee serves with the Chairman of the Board in the process of conducting performance reviews of the Board, its committees and directors.

In fulfilling its oversight responsibilities, the Committee may, in the name and on behalf of the Company, retain a firm specializing in the recruitment of board members in accordance with the Company's Commitment Authority Policy.

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